State of Delaware
Secretary of State
Division of Corporations
Delivered 04:54 PM 08/28/2013
FILED 04:54 PM 08/28/2013
SRV 131035598 - 4581575 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That the Board of Directors of DESERT CANADIANS LTD. (the "**Corporation**") adopted resolutions, by the written consent of its sole director, setting forth proposed amendments of the Certificate of Incorporation of said corporation, declaring said amendments to be advisable and directing the said amendments to be submitted to the stockholders of said corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follow:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing the Article thereof numbered "FIRST" so that, as amended, said Article shall be and read as follows:

> **FIRST:**
>
> The name of the corporation is eXp Realty International Corporation.

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:

> **FOURTH:**
>
> The total number of shares of stock which the corporation shall have authority to issue is 7,700,000,000 shares of common stock with a par value $0.00001 per share.
>
> Upon the effectiveness (the "**Effective Time**") pursuant to the General Corporation Law of the State of Delaware of this Certificate of Amendment to the Certificate of Incorporation of the corporation, each one share of common stock of the corporation either issued and outstanding or held by the corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be subdivided and converted into 35 shares of common stock of the corporation (the "**Forward Stock Split**"). No fractional shares shall be issued in connection with the Forward Stock Split. Any fractional shares shall be rounded up to the next nearest whole share.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the stockholders of the Corporation have given written consent to said amendments in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That said amendments were duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

FOURTH: This Certificate of Amendment shall be effective as of 12:01 a.m. on September 9, 2013.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 3rd day of September, 2013.

By: /s/ Glenn Sanford
Authorized Officer

Title: President

Name: Glenn Sanford
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